                                   EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors of Newhall Management Corporation and Partners of The
  Newhall Land and Farming Company:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Numbers 033-53767, 033-53769, 033-58171 and 333-15303) of The
Newhall Land and Farming Company of our report dated January 20, 1999, relating to the consolidated balance sheets of The Newhall Land and Farming Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of The Newhall Land and Farming Company.

                                                     /S/ KPMG LLP

Los Angeles, California
March 23, 1999